Exhibit 99.1

NEWS RELEASE
Nash Finch Company

NASH FINCH REPORTS SECOND QUARTER 2005 RESULTS

Integration of Acquisition Proceeding as Planned

                MINNEAPOLIS (July 21, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that net earnings for the second quarter ended June 18, 2005 were $9.7 million, or $0.75 per diluted share, as compared to a net loss of $15.6 million, or $1.26 per diluted share, for the second quarter of 2004. Total sales for the second quarter of 2005 were $1.085 billion as compared to $906.4 million in the prior-year period, reflecting the Company’s acquisition from Roundy’s Supermarkets, Inc. of wholesale food distribution divisions located in Lima, Ohio and Westville, Indiana effective March 31, 2005.

For the first 24 weeks of 2005, the Company’s net earnings were $16.7 million, or $1.28 per diluted share, as compared to a net loss of $10.9 million, or $0.88 per diluted share, for the same period last year.  Total sales for the first 24 weeks of 2005 were $1.967 billion compared to $1.786 billion in the prior-year period.

Second quarter and year-to-date 2004 results were adversely affected by an after-tax special charge of $22.3 million, or $1.80 per diluted share, associated primarily with the closure of 18 retail stores at the end of that quarter, and by $2.0 million, or $0.16 per diluted share, in after-tax costs (primarily inventory markdowns) related to those closures that were recorded in operating income.  Second quarter and year-to-date 2005 results included the reversal of $0.8 million of that special charge, or $0.06 per diluted share, reflecting the Company’s decision to continue operating its three Denver-area AVANZA® stores, and an after-tax bridge loan commitment fee of $0.5 million, or $0.03 per diluted share, related to potential financing for the acquisition of the Lima and Westville divisions.

The Company’s operating cash flow was strong during the second quarter, enabling the Company to repay $36 million of acquisition-related indebtedness by the end of the second quarter.  The Company will continue to focus on effectively managing its working capital, reducing indebtedness and improving its Consolidated EBITDA(1).  Consolidated EBITDA for the second quarter 2005 was $33.7 million, compared to $28.6 million in the same quarter last year, and $57.4 million for the first twenty-four weeks of 2005, compared to $52.9 million in the same period last year.

Food Distribution Results

Food distribution segment sales for the second quarter of 2005 increased 44.2% to $647.7 million compared to $449.2 million in the second quarter 2004, and for the first 24 weeks of 2005 increased to $1.098 billion from $880.3 million.  The acquisition of the distribution centers added $185 million in food distribution sales during the second quarter.  Excluding the impact of the acquisition, food distribution sales increased 3.0% in the second quarter and 3.7% year-to-date over the prior year.  Second quarter 2005 food distribution segment profits increased 20.3% to $21.3 million versus $17.7 million in the year earlier quarter, but decreased as a percentage of sales from 3.9% to 3.3%.  In the 24 week comparison, segment profits in the 2005 period were $36.9 million compared to $32.2 million in the 2004 period.

“Integration of the Lima and Westville operations is proceeding according to plan,” said Ron Marshall, Chief Executive Officer.  “While we expected integration costs to affect food distribution margins in the short term, as occurred during the second quarter, we did not fully appreciate the degree to which the demands of integrating a significant acquisition would divert attention from daily operations and affect our day to day execution.  Given the front-end loading of the integration costs and the steps we have taken to improve execution, we expect operating margins in this segment to rebound as we begin to realize the synergies inherent in this acquisition.”

Military Distribution Results

Military segment sales for the second quarter of 2005 were $267.7 million compared to $255.2 million in the second quarter 2004, an increase of 4.9%.  Year-to-date, military segment sales increased 4.4%, from $508.9 million to $531.3 million.  The sales growth in the quarterly and year-to-date periods was due to increases in customer traffic in both domestic and overseas commissaries and line extensions under existing vendor contracts.  Segment profits increased 10.5% in the quarterly comparison, from $8.6 million to $9.5 million, and 9.5% in the year-to-date comparison, from $16.8 million to $18.4 million, reflecting the increased sales and productivity improvements.

(1) Consolidated EBITDA is a non-GAAP financial measure that is defined and reconciled to the most directly comparable GAAP financial measure in the schedules attached to this release.

Retail Results

                Corporate retail sales were $169.8 million in the second quarter of 2005 versus $202.0 million in the 2004 quarter, and $338.1 million in the first 24 weeks of 2005 versus $396.7 million in the comparable 2004 period.  Retail segment 2005 second quarter profits were $6.0 million, or 3.5% of sales, compared to $3.7 million, or 1.8% of sales, in the second quarter of 2004.  Similarly, retail segment 2005 year-to-date profits were $11.6 million, or 3.4% of sales, compared to $6.4 million, or 1.6% of sales, in the year earlier period.  Same store sales decreased 7.4% and 4.2% in the quarterly and year-to-date comparisons, respectively.  This decline reflects a difficult competitive environment in which supercenters and other alternative formats compete for price conscious consumers.  The Company’s store count at the end of the second quarter of 2005 was 84 compared to 88 at the end of the second quarter of 2004.

Outlook

The Company expects that the acquisition of the distribution centers will add approximately $0.30 to $0.34 to its previously disclosed pre-acquisition estimate that 2005 diluted earnings per share would range between $3.40 and $3.55.  As a result, the Company now estimates that its diluted earnings per share for fiscal 2005 will range between $3.70 and $3.89.  Further, the Company expects that for fiscal 2005 its interest expense will be approximately $25 million and its combined expense for depreciation and amortization will be approximately $45 million.

                A conference call to review second quarter results is scheduled for 10 a.m. (CT) on July 21, 2005.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

                Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras.  The Company also owns and operates a base of over 80 retail stores, primarily supermarkets under the Econofoods, Family Thrift Center and Sun Mart trade names.  Further information is available on the Company’s website at www.nashfinch.com.

                The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the Company’s ability to successfully integrate into its business the distribution centers acquired and to retain the customers of those distribution centers; the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and implement initiatives to improve retail operations; general sensitivity to economic conditions; risks entailed by expansion, affiliations and acquisitions; the ability to increase growth and profitability of our distribution business; credit risk from financial accommodations extended to customers; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; possible changes in the military commissary system; changes in consumer spending, buying patterns or food safety concerns; unanticipated problems with product procurement; the success or failure of new business ventures and initiatives; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Twelve		Twenty-Four
	Weeks Ended		Weeks Ended
	June 18,	June,19	June 18,	June,19
	2005	2004	2005	2004

Sales	$1,085,252	906,393	1,967,490	1,785,847

Cost and expenses:
Cost of sales	981,938	806,928	1,772,744	1,588,535
Selling, general and administrative	71,377	72,133	138,887	145,361
Special charge	(1,296)	36,494	(1,296)	36,494
Depreciation and amortization	10,614	9,800	18,988	19,956
Interest expense	6,578	6,677	10,765	13,383
Total cost and expenses	1,069,211	932,032	1,940,088	1,803,729

Earnings (loss) before income taxes	16,041	(25,639)	27,402	(17,882)

Income tax expense (benefit)	6,301	(9,999)	10,687	(6,974)

Net earnings (loss)	$9,740	(15,640)	16,715	(10,908)

Net earnings (loss) per share:
Basic earnings (loss) per share:	$0.76	(1.26)	1.31	(0.88)

Diluted earnings (loss) per share:	$0.75	(1.26)	1.28	(0.88)

Cash dividends per common share	$0.180	0.135	0.315	0.270

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,762	12,404	12,724	12,340
Diluted	13,049	12,404	13,032	12,340

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	June 18,	January 1,	June 19,
Assets	2005	2005	2004
Current assets:	(unaudited)		(unaudited)
Cash and cash equivalents	$1,094	5,029	30,122
Accounts and notes receivable, net	179,325	157,397	143,163
Inventories	275,527	213,343	225,925
Prepaid expenses	16,958	15,524	11,757
Deferred tax assets	11,606	9,294	17,332
Total current assets	484,510	400,587	428,299

Investments in marketable securities	702	1,661	20
Notes receivable, net	25,500	26,554	32,204

Property, plant and equipment:
Land	20,082	21,289	23,693
Buildings and improvements	194,533	155,906	160,524
Furniture, fixtures and equipment	317,376	300,432	312,725
Leasehold improvements	71,566	71,907	71,490
Construction in progress	2,360	1,784	533
Assets under capitalized leases	40,171	40,171	41,060
	646,088	591,489	610,025
Less accumulated depreciation and amortization	(387,706)	(377,820)	(382,961)
Net property, plant and equipment	258,382	213,669	227,064

Goodwill	244,415	147,435	148,720
Customer contracts and relationships	38,213	4,059	4,628
Investment in direct financing leases	10,417	10,876	11,316
Deferred tax asset, net	2,648	2,560	-
Other assets	13,872	8,227	7,963
Total assets	$1,078,659	815,628	860,214

Liabilities and Stockholders' Equity
Current liabilities:
Outstanding checks	$8,310	11,344	11,787
Current maturities of long-term debt and
capitalized lease obligations	5,346	5,440	5,434
Accounts payable	249,052	180,359	175,391
Accrued expenses	78,233	72,200	80,077
Income taxes payable	13,335	10,819	14,750
Total current liabilities	354,276	280,162	287,439

Long-term debt	372,509	199,243	260,894
Capitalized lease obligations	38,950	40,360	41,715
Deferred tax liability, net	-	-	2,996
Other liabilities	21,732	21,935	21,157
Commitments and contingencies	—	—	—
Stockholders' equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,796, 12,657 and 12,322 shares, respectively	21,327	21,096	20,539
Additional paid-in capital	37,689	34,848	30,212
Restricted stock	(149)	(224)	(347)
Common stock held in trust	(1,816)	(1,652)	-
Deferred compensation obligations	1,816	1,652	-
Accumulated other comprehensive income	(3,848)	(5,262)	(5,228)
Retained earnings	236,379	223,676	201,199
	291,398	274,134	246,375
Less cost of 11, 11 and 20 shares of common stock in treasury, respectively	(206)	(206)	(362)
Total stockholders' equity	291,192	273,928	246,013

Total liabilities and stockholders' equity	$1,078,659	815,628	860,214

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twenty-Four
	Weeks Ended
	June 18,	June 19,
	2005	2004
Operating activities:
Net earnings (loss)	$16,715	(10,908)
Adjustments to reconcile net income to net cash provided by operating activities:
Special charge	(1,296)	36,494
Depreciation and amortization	18,988	19,956
Amortization of deferred financing costs	470	520
Amortization of rebatable loans	1,129	1,343
Provision for bad debts	253	2,131
Deferred income tax expense	(2,400)	(14,969)
Gain on sale of property, plant and equipment	(904)	(601)
LIFO charge	1,405	1,175
Asset impairments	2,547	—
Other	1,359	770
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	10,438	145
Inventories	(18,380)	9,189
Prepaid expenses	(1,085)	3,379
Accounts payable	30,980	8,649
Accrued expenses	2,070	(3,099)
Income taxes payable	2,516	4,137
Other assets and liabilities	(1,000)	(213)
Net cash provided by operating activities	63,805	58,098

Investing activities:
Disposal of property, plant and equipment	3,895	2,628
Additions to property, plant and equipment	(7,771)	(6,774)
Business acquired, net of cash	(226,351)	—
Loans to customers	(930)	(2,997)
Payments from customers on loans	2,088	1,488
Purchase of marketable securities	(1,473)	—
Sale of marketable securities	2,289	—
Corporate owned life insurance, net	(1,245)	—
Other	145	—
Net cash used in investing activities	(229,353)	(5,655)

Financing activities:
Proceeds (payments) of revolving debt	24,000	(20,000)
Dividends paid	(4,013)	(3,310)
Proceeds from exercise of stock options	1,519	1,640
Proceeds from employee stock purchase plan	296	358
Proceeds from long-term debt	150,087	—
Payments of long-term debt	(1,084)	(1,037)
Payments of capitalized lease obligations	(1,241)	(1,166)
Decrease in outstanding checks	(3,034)	(11,563)
Payments of deferred financing costs	(4,917)	—

Net cash provided (used) by financing activities	161,613	(35,078)
Net (decrease) increase in cash	(3,935)	17,365
Cash at beginning of period	5,029	12,757
Cash at end of period	$1,094	30,122

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

Impact on Actual Results due to Items Discussed in Press Release (in thousands, except per share amounts)

	Twelve Weeks Ended		Twelve Weeks Ended
	June 18, 2005		June 19, 2004
	$	EPS	$	EPS
Net earnings (loss) from continuing operations as reported	9,740	0.75	(15,640)	(1.26)

Costs and expenses discussed in the press release
Special charge	(791)	(0.06)	22,262	1.80
Store closure costs reflected in operations	—	—	2,009	0.16
Bridge loan fee	457	0.03	—	—

	Twenty-Four Weeks Ended		Twenty-Four Weeks Ended
	June 18, 2005		June 19, 2004
	$	EPS	$	EPS
Net earnings (loss) from continuing operations as reported	16,715	1.28	(10,908)	(0.88)

Costs and expenses discussed in the press release
Special charge	(791)	(0.06)	22,262	1.80
Store closure costs reflected in operations	—	—	2,009	0.16
Bridge loan fee	457	0.04	—	—

	Twelve	Twelve	Twenty-Four	Twenty-Four
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	June 18,	June 19,	June 18,	June 19,
Other Data (In thousands)	2005	2004	2005	2004

Cash from operations	$38,505	40,920	$63,805	58,098
Debt to total capitalization	59%	56%	59%	56%
Total debt	$416,805	308,043	$416,805	308,043
Capital spending	$4,945	3,816	$7,771	6,774
Capitalization	$707,997	554,056	$707,997	554,056
Stockholders’ equity	$291,192	246,013	$291,192	246,013
Working Capital Ratio (a)	2.23	3.92	2.23	3.92

Non-GAAP Data
Consolidated EBITDA (b)	$33,661	28,622	$57,421	52,857
Interest Coverage Ratio - trailing 4 qtrs. (Consolidated EBITDA to Interest Expense) (c)	5.49	4.20	5.49	4.20
Leverage Ratio - trailing 4 qtrs. (debt to Consolidated EBITDA) (d)	2.68	2.53	2.68	2.53
Senior Secured Leverage Ratio (Senior Secured Debt to Consolidated EBITDA) (e)	1.34	—	1.34	—

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	2.66	0.56	2.66	0.56
Debt to earnings before income taxes (d)	5.85	19.71	5.85	19.71
Senior secured debt to earnings before income taxes (e)	2.93	—	2.93	—

Debt Covenants	Required Ratio		Actual Ratio
Interest Coverage Ratio	3.50 (minimum	)	5.49
Senior Secured Leverage Ratio	2.75 (maximum	)	1.34
Working Capital Ratio	1.50 (minimum	)	2.23

(a)

Working Capital Ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)

Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)

Interest Coverage Ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending June 18, 2005 and June 19, 2004, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)

Leverage Ratio is defined as the Company’s total debt at June 18, 2005 and June 19, 2004, divided by Consolidated EBITDA for the respective four trailing quarters. The June 18, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The cumulative effect of these pro-forma adjustments for the four quarters ended June 18, 2005 was $22.1 million, resulting in pro-forma Consolidated EBITDA for purposes of the leverage ratios of $155.4 million. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters, also calculated on a pro-forma basis, of $71.3 million.

(e)

Senior Secured Leverage Ratio is defined as total senior secured debt at June 18, 2005 divided by Consolidated EBITDA for the respective four trailing quarters. The June 18, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The cumulative effect of these pro-forma adjustments for the four quarters ending June 18, 2005 was $22.1 million, resulting in pro-forma Consolidated EBITDA for purposes of the leverage ratios of $155.4 million. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters, also calculated on a pro-forma basis, of $71.3 million. The Senior Secured Leverage Ratio is not presented in the 2004 periods because it was not a covenant under the credit facility at that time.

Reconciliation of Consolidated EBITDA (in thousands)

Consolidated EBITDA is derived from the Company's earnings before income taxes as follows:

	2004	2004	2005	2005	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr

Earnings before income taxes	22,620	14,461	11,361	16,041	64,483
Add/(deduct)
Interest expense	8,429	5,369	4,187	6,578	24,563
Depreciation and amortization	11,615	8,670	8,374	10,614	39,273
LIFO	1,043	1,307	577	828	3,755
Closed store lease costs	643	3,211	178	-	4,032
Asset Impairments	—	853	458	2,089	3,400
Gains on sale of real estate	(3,317)	(2,173)	—	(541)	(6,031)
Subsequent cash payments on non-cash charges	(1,633)	(693)	(1,375)	(652)	(4,353)
Extinguishment of debt	—	7,204	—	—	7,204
Special charges	—	(1,715)	—	(1,296)	(3,011)
Total Consolidated EBITDA	39,400	36,494	23,760	33,661	133,315
					Rolling
Consolidated EBITDA by Segment	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Food Distribution	25,151	20,643	17,450	23,835	87,079
Military	11,340	9,029	9,315	9,855	39,539
Retail	14,515	12,678	8,286	8,686	44,165
Unallocated Corporate Overhead	(11,606)	(5,856)	(11,291)	(8,715)	(37,468)
	39,400	36,494	23,760	33,661	133,315

	2003	2003	2004	2004	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr

Earnings before income taxes	14,105	20,572	7,757	(25,639)	16,795
Add/(deduct)
Interest expense	9,257	7,226	6,706	6,677	29,866
Depreciation and amortization	13,098	10,232	10,156	9,800	43,286
LIFO	41	(1,961)	392	783	(745)
Closed store lease costs	583	187	(129)	1,146	1,787
Asset Impairments	1,725	591	—	—	2,316
Gains on sale of real estate	(218)	(338)	(82)	(14)	(652)
Subsequent cash payments on non-cash charges	(602)	(598)	(565)	(625)	(2,390)
Special charges	—	—	—	36,494	36,494
Curtailment of post retirement health care plan	—	(4,004)	—	—	(4,004)
Total Consolidated EBITDA	37,989	31,907	24,235	28,622	122,753
					Rolling
Consolidated EBITDA by Segment	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Food Distribution	24,440	18,615	16,441	19,650	79,146
Military	9,736	8,992	8,579	8,988	36,295
Retail	13,099	9,851	6,743	7,414	37,107
Unallocated Corporate Overhead	(9,286)	(5,551)	(7,528)	(7,430)	(29,795)
	37,989	31,907	24,235	28,622	122,753